RUBY TUESDAY, INC. ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

Maryville, TN, January 17, 2012-- Ruby Tuesday, Inc. (NYSE: RT) announced today that Marguerite N. Duffy, its Chief Financial Officer, will retire from her position effective as of June 5, 2012.  The Company is commencing a search for her successor.

A long-time member of Ruby Tuesday’s executive team, Duffy was named Chief Financial Officer in 2001 after having directed each of the finance areas of the Company, including Corporate Accounting, Investor Relations, Financial and Strategic Planning, and Operations Finance, since joining the Company in 1990.  During her tenure, the Company spun off two of its businesses into two new public companies, began franchising its brands, issued equity in a public offering that enabled the Company to strengthen its balance sheet, closed numerous debt financings, bought and sold several businesses and, most recently, implemented a sale leaseback program to raise proceeds that will provide the Company with additional flexibility.  Duffy has been instrumental in overseeing the Company’s accounting functions, including the establishment and oversight of internal controls over financial reporting.  She has also helped build a strong accounting and financial platform that has positioned us for our next phase of growth.

“Margie has given so much of her time and talents to strengthening the Company’s financial position.  She has been an invaluable partner and asset to Ruby Tuesday, on behalf of which, I would like to thank Margie for her outstanding contributions.  We will miss her and wish her well in her future endeavors,” said Sandy Beall, Ruby Tuesday’s Founder and CEO.

Margie Duffy said “It has indeed been my pleasure and privilege to serve as Ruby Tuesday’s Chief Financial Officer.  It has been an enormous opportunity working with Founder and Chief Executive Officer Sandy Beall and the rest of the Ruby Tuesday team.  I express my sincere appreciation to the finance team for their high standards and dedication to excellence.   I look forward to helping transition the new finance team leader, spending more time with my family, and then starting the next chapter of my life and career.”

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 14 foreign countries, and Guam.  As of November 29, 2011, the Company owned and operated 742 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 43 and 44 Ruby Tuesday restaurants, respectively.

For more information, contact:

Greg Ashley                                                                                     Phone:  865-379-5700